Exhibit 99.1

Investor Contact:	Kevin Kim/Crocs, Inc.
(303) 848-7000
kkim@crocs.com

Media Contact:	Katy Lachky/Crocs, Inc.
(303) 848-7000
klachky@crocs.com

Crocs, Inc. Appoints Scott Crutchfield Chief Operating Officer

Niwot, Colo. September 6, 2012 – Crocs, Inc. (NASDAQ: CROX) today announced that Scott Crutchfield has been appointed chief operating officer. Crutchfield will be responsible for leading all day-to-day operations for the company, including overseeing worldwide manufacturing, distribution, logistics, supply chain management and information technology.

Previously, Crutchfield had served as senior vice president of worldwide operations at Crocs since May 2010. Crutchfield joined Crocs in 2006 as vice president of worldwide operations.

“Scott’s strong track record leading all aspects of Crocs’ global operations for the past six years makes him the ideal candidate to serve as our chief operating officer,” said John McCarvel, president and chief executive officer of Crocs. “As Crocs continues our focus on sustainable, profitable global growth, Scott will be a valuable resource in helping us achieve operational efficiencies and excellence.”

Prior to joining Crocs, Crutchfield served as senior director of U.S. and South America operations for Jabil Circuit, one of the world’s largest electronic manufacturing services companies, from 2004 to 2006. Previously, Crutchfield held senior leadership positions at Flextronics; Dovatron International, a subsidiary of DII Group; and Square D, a subsidiary of Schneider Electric.

“I look forward to continuing to ensure Crocs achieves effective operational management as the company continues to grow and expand its global footprint,” said Crutchfield.

To learn more about Crocs or to find a Crocs store near you, visit Crocs.com.

About Crocs, Inc.

Celebrating its 10th anniversary in 2012, Crocs, Inc. is a world leader in innovative casual footwear for men, women and children. Crocs offers several distinct shoe collections with more than 300 four-season footwear styles. All Crocs™ shoes feature Croslite™ material, a proprietary, revolutionary technology that gives each pair of shoes the soft, comfortable, lightweight, non-marking and odor-resistant qualities that Crocs fans know and love. Crocs fans “Get Crocs Inside” every pair of shoes, from the iconic clog to new sneakers, sandals, boots and heels. Since its inception in 2002, Crocs has sold more than 200 million pairs of shoes in more than 90 countries around the world. The brand celebrated reaching $1 billion in annual sales in 2011.

Get social with Crocs – www.crocs.com, www.facebook.com/crocs, www.twitter.com/crocs, www.pinterest.com/crocsshoes

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